Dakota Prairie Refining Delivers Commercial Diesel, and
Fidelity Exploration & Production Company Marketing Process Begins

BISMARCK, N.D. - June 1, 2015 - MDU Resources Group, Inc. (NYSE:MDU) announced today that the Dakota Prairie refinery initiated diesel product sales to the market on May 15. The 20,000 barrels-per-day refinery is the first greenfield fuels refinery built in the U.S. since 1976 and is co-owned and operated with Calumet Specialty Products Partners (NASDAQ:CLMT).

“We are excited to be sourcing the oil input for the refinery from the local Bakken region and selling diesel fuel directly into the market,” said David L. Goodin, president and CEO of MDU Resources. “The plant has been ramping up throughout the month with current processing levels at the design level of 20,000 barrels per day, and is producing diesel fuel that meets required specifications. We are assessing the potential to further enhance the productivity of the plant in the future through modifications to increase its throughput capacity. We plan to utilize the expertise gained on the project to help develop future projects, such as a potential second plant presently being evaluated near Minot, North Dakota.”

Construction of the facility began March 26, 2013. June is expected to be the first full month of production with inputs maintained at 20,000 barrels per day. Outputs are expected to be approximately 7,000 barrels per day of diesel fuel, 6,500 barrels per day of naphtha, 6,000 barrels per day of atmospheric tower bottoms and 300 barrels per day of natural gas liquids.

The company also announced it has launched the marketing of Fidelity Exploration & Production Company. “Our strategic decision to market Fidelity will allow us to fund the substantial opportunities we are seeing at our utility, pipeline and construction business units,” said Goodin. “After a thorough review, we concluded the timing was appropriate to move forward with the marketing and sale process.”

The company has a record $3.9 billion five-year capital investment program planned that includes record levels for its utility and pipeline and energy services businesses, and acquisition capital for its construction businesses.

Forward-Looking Statements

The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this release, including statements by the president and chief executive officer of MDU Resources, are expressed in good faith and are believed by the company to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. For a discussion of other important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A - Risk Factors in MDU Resources’ most recent Form 10-K and Form 10-Q.

About MDU Resources

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, including regulated utilities and pipelines, construction materials and services, and exploration and production. For more information about MDU Resources, see the company's website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts

Financial:
Phyllis A. Rittenbach, director - investor relations, 701-530-1057

Media:
Rick Matteson, director of communications and public affairs, 701-530-1700
Tim Rasmussen, operating company public relations manager, 701-530-1069

2